Exhibit 99.1

PREMIERWEST BANCORP ANNOUNCES
 7th CONSECUTIVE 5% STOCK DIVIDEND

MEDFORD, OR – May 2, 2007 - PremierWest Bancorp (NASDAQ: PRWT) announced that its Board of Directors declared a 5% stock dividend payable on June 29, 2007 to shareholders of record June 1, 2007. John Anhorn, Chief Executive Officer stated, “This is the seventh consecutive 5% stock dividend declared by the Company during the preceding seven years.” Anhorn continued, “2006 full year net income grew to $14.6 million, an increase of 11.1% when compared to the previous year. Solid growth in net income during the last several years allows us to continue implementing our business plan and at the same time reward shareholders with a consistent dividend program”.

PremierWest Bancorp’s Annual Meeting of Shareholders is scheduled for Thursday, May 24, 2007 and will be held at the Rogue Valley Country Club in Medford, Oregon. Shareholders of record March 30, 2007 will be entitled to vote at the meeting.

ABOUT PREMIERWEST BANCORP
PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary PremierWest Bank. PremierWest offers expanded banking related services through two subsidiaries Premier Finance Company and PremierWest Investment Services, Inc.